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EXHIBIT 23.1

            CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders National Quality Care, Inc.




We consent to the incorporation by reference in these registration statements (Nos. 333-03622, 333-06175, 333-14839, 333-21911, 333-25955, 333-32287,
333-34703, 333-45145, 333-46967, 333-49059, and 333-73413), on Form S-8 of
National Quality Care, Inc. of our report dated December 31, 2004, relating to the consolidated balance sheet of National Quality Care, Inc,. and Subsidiary as of December 31, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, which report is included in the December 31, 2003 annual report on Form 10-KSB of National Quality Care, Inc.




/S/ Pohl, McNabola, Berg & Company LLP


San Francisco, California
April 6, 2005